UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

December 11, 2007

Date of Report (Date of earliest event reported)

CAPITAL ONE FINANCIAL CORPORATION

(Exact name of registrant as specified in its chapter)

Delaware	1-13300	54-1719854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1680 Capital One Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2007, the Compensation Committee (the “Committee”) and the independent members of the Board of Directors (the “Independent Directors”) of Capital One Financial Corporation (the “Company”) approved the 2008 annual compensation of Mr. Richard D. Fairbank, its Chairman, Chief Executive Officer and President. Under the compensation arrangement, in lieu of any salary, annual cash incentive, other cash or equity-based long-term incentives, and retirement plan contributions for 2008, Mr. Fairbank received a grant of 1,661,780 nonstatutory stock options with a Black-Scholes valuation of $17 million. The stock options have an exercise price of $50.99 (which was the fair market value of the Company’s common stock on the grant date). The options become fully exercisable on the third anniversary of the grant date and will expire ten years from the grant date. The options also will become fully exercisable upon the death or disability of Mr. Fairbank, or a change in control of the Company (as such terms are defined in the Capital One Financial Corporation 2004 Stock Incentive Plan, as amended and restated, the “2004 Stock Incentive Plan”). The options will immediately expire, to the extent not already exercisable, in the event Mr. Fairbank ceases to be employed by the Company for any reason other than death, disability or retirement. Upon retirement by Mr. Fairbank, the options will continue to vest post-retirement with an exercisability period of the shorter of five years from his retirement date or the remaining term of the options. The stock options were granted from the Company’s 2004 Stock Incentive Plan. The Company will expense the entire $17 million value of this grant in the fourth quarter of 2007.

Mr. Fairbank’s 2008 annual compensation reflects the Company’s continued commitment to aligning the interests of its Chairman, Chief Executive Officer and President with those of its stockholders through a compensation program entirely dependent on stock price performance.

A form of the stock option agreement for this grant is attached to this filing as Exhibit 10.1.

Also on December 10, 2007, the Committee and the Independent Directors approved performance share agreements for its Executive Officers, including Mr. Gary L. Perlin, the Company’s Chief Financial Officer, and Mr. John G. Finneran, Jr., the Company’s General Counsel and Corporate Secretary. Under the performance share agreements, shares of the Company’s Common Stock may be issuable at the end of a three-year performance period based on the Company’s total shareholder return as compared to the total shareholder return for a peer group of companies. The performance period is January 1, 2008 to December 31, 2010. Messrs. Perlin and Finneran are eligible to receive the performance shares only if they are employed with the Company during the entire three-year performance period, unless they are terminated as a result of death, disability, or an involuntary termination not “for cause” (as defined in the performance share agreements), in which case they will receive a pro rata portion of the performance shares. In the event of a change in control of the Company, the performance period will be January 1, 2008 to the closing date of the transaction leading to the change in control. After receipt of performance shares under the performance share agreement, Mr. Perlin will be required to return the shares if he violates provisions of the agreement that prohibit competition with the Company, misappropriation of the Company’s confidential information or solicitation of the Company’s employees after he terminates employment with the Company. The target number of performance shares for Mr. Perlin is 55,510 and for Mr. Finneran is 42,560, with 200% of the target amount being the maximum number of shares payable under the agreement. The performance shares will be awarded from the 2004 Stock Incentive Plan.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
10.1	Nonstatutory Stock Option Agreement between Capital One Financial Corporation and Richard D. Fairbank, dated December 10, 2007

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Dated: December 11, 2007	By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr. General Counsel & Corporate Secretary

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